Exhibit 99.1

For Immediate Release — July 27, 2009

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Annual Earnings Per Share Increase 11.0 Percent and Announces Quarterly Dividend

SIOUX FALLS, SD, July 27 — HF Financial Corp. (NASDAQ: HFFC), reported earnings of $1.8 million for the fiscal fourth quarter ended June 30, 2009 versus $1.6 million in the comparable period in fiscal 2008.  Net income available to common shareholders totaled $848,000 or $0.21 in diluted earnings per common share inclusive of preferred share dividends, amortization and warrant repayment.

As previously announced on June 3, 2009, HFFC completed its repurchase of the Fixed Rate Cumulative Perpetual Preferred Stock from the U.S. Department of Treasury.  Subsequently, on June 30, 2009, the Company completed its repurchase of the warrant related to those preferred shares.  Accordingly, these items impacting net income available to common shareholders in the current period will not recur in future periods.

Revenue totaled $12.1 million for the quarter, an increase of $841,000 or 7.5 percent over the comparable period last year.

“Our core revenue strategies continue to provide strong support to earnings against the backdrop of a downturn in the national economy,” stated Curtis L. Hage, Chairman, President and CEO of HFFC. “We continue to focus on providing traditional community banking services to our customers.  The growth in revenues this year continued to be the result of meeting the needs of our communities.  With the diversification of our lines of business, we believe our franchise continues to be poised to look at growth opportunities to increase value for our stakeholders.”

Net interest income totaled $8.5 million for the quarter, a decrease of $34,000 or 0.4 percent over the same period last year.  Net interest margin expressed on a fully taxable equivalent basis for the three month period was 3.14 percent, compared to 3.40 percent in the comparable period last year.  A non-accrual loan interest reversal of $470,000 accounted for 17 basis points of the decrease in the net interest margin percentage for the quarter.  Overall, net interest margin benefitted primarily from lower costs on interest-bearing liabilities and earning asset growth.

Non-interest income totaled $3.6 million, up $875,000 or 31.9 percent relative to the comparable period in fiscal year 2008.  Gain on sale of loans and gain on the sale of securities increased $585,000 and $389,000, respectively, while trust income decreased $96,000, when compared to the same quarter of the prior fiscal year.  Net impairment losses on investment securities recognized in earnings were $44,000 for the fourth quarter of fiscal year 2009, which partially offset some of the increase in non-interest income.

The ratio of non-performing loans and leases to total loans and leases at the end of the fiscal 2009 fourth quarter was 1.32 percent, compared to 0.39 percent at the end of the fourth quarter in the prior year.  The increase in non-performing loans and leases to $9.4 million at June 30, 2009 was primarily attributable to an increase of $7.1 million in non-accruing loans and leases primarily from one credit relationship.  Accruing loans and leases delinquent more than 90 days also contributed to the ratio increase by increasing $1.3 million, to $2.1 million at June 30, 2009.  Net loan and lease charge offs in the amount of $548,000 were recorded for the quarter ended June 30, 2009, compared to $460,000 for the comparable period last year.  The company incurred a provision for losses on loans and leases of $878,000 for the fourth quarter of fiscal year 2009 compared to $823,000 in the fourth quarter of fiscal year 2008.

“We continue to be prudent with the funding of our loan loss reserves,” said Darrel L. Posegate, President of Home Federal Bank.  “We believe the credit performance of the loan portfolio has held up well during 2009.  The funding of our allowance for loan losses reflects a conservative positioning at June 30, 2009.  If we see any deterioration in loan quality, we will continue to increase the reserves as appropriate.”

Non-interest expense grew $379,000 or 4.6 percent, over last year’s fourth quarter.  Federal deposit insurance premiums increased $819,000 over the prior year quarter, including a special FDIC assessment  of $535,000 to strengthen the Deposit Insurance Fund.  The increase was partially offset by a reduction in employee compensation and benefits of $637,000 compared to the prior year period.

Full Year Results

For the full year, the Company reported earnings of $7.8 million versus $5.8 million for the comparable period in fiscal year 2008.  Net income available to common shareholders was $6.5 million, or $1.61 in diluted earnings per common share, versus $5.8 million, or $1.45 in diluted earnings per common share, for fiscal 2008, an 11.0 percent increase in diluted earnings per common share.  The costs associated with preferred share dividends, amortization and warrant repurchase related to the Fixed Rate Cumulative Perpetual Preferred Stock issued to the U.S. Department of Treasury under the TARP CPP accounted for the $1.3 million, or $0.33 per diluted share, difference between reported net income and net income available to common shareholders.

Net interest income for the 2009 fiscal year totaled $35.3 million, up $5.5 million, or 18.3 percent over the prior year.  Net interest margin on a fully taxable equivalent basis was 3.32 percent compared to 3.16 percent for the prior fiscal year.  The net interest margin benefitted primarily from growth in earning assets, as well as lower costs on interest-bearing liabilities compared to the prior fiscal year.

Non-interest income for the year ended June 30, 2009, totaled $12.6 million, an increase of $1.3 million or 11.2 percent on a year-over-year basis.  Non-interest income growth was driven by an increase in gain on sale of loans and gain on sale of securities of $709,000 and $901,000, respectively.  Fees on deposits also increased $372,000 which contributed to the overall increase.  These increases were partially offset by a decrease in trust income of $290,000 and net impairment losses recognized in earnings of $405,000.

Non-interest expense increased $4.0 million, or 12.9 percent over the prior year.  Increased healthcare costs of $1.1 million and compensation and performance-based incentives of $281,000 contributed to the rise in expense.  Audit, regulatory and federal deposit insurance premiums expense increased $1.5 million, while other non-interest expenses increased $1.1 million.

The year-to-date provision for loan and lease losses totaled $1.7 million compared to $2.0 million in the prior fiscal year.  The company ended the year in a net recovery position of $858,000 to the allowance for loan and lease losses, compared to net charge-offs of $1.9 million last year.  The ratio of allowance for loan and lease losses to total loans and leases increased to 0.98 percent compared to 0.75 percent at June 30, 2008.

Balance Sheet Performance

Loans and leases receivable at June 30, 2009 totaled $851.3 million, an increase of $67.6 million from the balance at June 30, 2008.  During the fiscal year 2009, consumer indirect loans decreased $22.9 million, to $21.4 million; while agriculture loans increased $71.0 million, to $231.3 million. Other lines of business increased a total of $19.5 million since June 30, 2008.

The company holds $11.9 million of pooled trust preferred securities in its investment portfolio at June 30, 2009 that are currently impaired under applicable accounting rules.  The Financial Accounting Standards Board (FASB) issued additional guidance as to how to account for impaired investments as well as determining the fair value of these securities in an inactive market.  In accordance with this guidance, the company has attempted to determine fair value of these securities were they sold at the end of the quarter in an orderly transaction that was not a forced liquidation or a distressed sale.

The company’s $11.9 million of pooled trust preferred securities have been downgraded below investment grade by Moody’s.  The company has performed an analysis to determine if any of the securities have a credit loss by estimating if any of the cash flows are not expected to be received as contracted.  Based upon the fourth quarter analysis, one pool of $2.0 million (of the $11.9 million total) incurred an additional other-than-temporary impairment credit loss totaling $36,000, which was recorded as a net impairment loss recognized in earnings during the fourth quarter.  This charge brings the total other-than-temporary impairment losses taken against the pooled trust preferred securities during fiscal year 2009 to $3.8 million, of which $3.4 million was recognized on the balance sheet in other comprehensive income with $397 thousand of credit loss recognized through earnings.  Additionally, the company recorded a net impairment loss of $8,000 attributed to Fannie Mae common stock held in the investment securities portfolio during the fourth quarter of fiscal 2009.

Deposits at June 30, 2009 totaled $837.9 million, an increase of $53.6 million, or 6.8 percent, from the balance at June 30, 2008.  During fiscal year 2009, public fund account balances increased $26.2 million.  In-market certificates of deposit increased a total of $75.3 million from $326.0 million to $401.3 million for the fiscal year. Money market accounts decreased $26.5 million, which partially offset the other increases in deposits.  Out of market deposits decreased $6.2 million to $21.0 million at June 30, 2009.

Quarterly Dividend Declared

The company announced it will pay a quarterly cash dividend of 11.25 cents per common share for the fourth quarter of the 2009 fiscal year.  The dividend will be paid on August 14, 2009 to stockholders of record on August 7, 2009.

Fourth Quarter Fiscal 2009 Conference Call and Webcast

The company will host its quarterly conference calls and webcasts to discuss its quarterly financial and operational results.  The conference call and webcast is scheduled for Tuesday, July 28, 2009 at 9:00 am CT (10:00 am ET) during which the company will discuss its fourth quarter and full year fiscal 2009 earnings results.

Curtis L. Hage, Chairman of the Board, President and Chief Executive Officer, and Darrel L. Posegate, Executive Vice President, Chief Financial Officer and Treasurer, will recap the company’s fourth quarter for fiscal 2009.

When:  Tuesday, July 28, 2009

Conference call:  9:00 am CT / 10:00 am ET

Dial-in Number:  1-877-407-9205

Call ID:  HF Financial Fourth Quarter Fiscal 2009 Earnings Conference Call

Webcast:  To listen to a live Webcast of the presentations, go to the Investor Relations page of the HF Financial website site, www.homefederal.com, and then the Webcast icon.  The Webcast replay will be available from 12 pm CT, Tuesday, July 28, 2009, until 6:00 pm CT, Friday, August 28.  Listening to the Webcast requires speakers and Windows Media Player.  If you do not have Media Player, download the free software at www.windowsmedia.com.

Replay:  If you do not have Internet access and want to listen to an audio replay, call 1-877-660-6853 using Account #: 286, Conference ID #: 327923. The audio replay will be available beginning at 12 pm CT on Tuesday, July 28, 2009, through 11:59 pm CT on Tuesday, August 25.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  As of June 30, 2009, the company had total assets of $1.2 billion and stockholders’ equity of $69.8 million.  The company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•      Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•      Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•      Forecasts of future economic performance.

•      Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the company’s loan and lease portfolios; the ability or inability of the company to manage interest rate and other risks; unexpected or continuing claims against the company’s self-insured health plan; the company’s use of trust preferred securities; the ability or inability of the company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Interest, dividend and loan fee income:
Loans and leases receivable	$11,751	$12,785	$49,460	$53,972
Investment securities and interest-earning deposits	2,532	2,777	11,228	9,202
	14,283	15,562	60,688	63,174
Interest expense:
Deposits	3,455	4,589	15,679	24,693
Advances from Federal Home Loan Bank and other borrowings	2,345	2,456	9,680	8,605
	5,800	7,045	25,359	33,298
Net interest income	8,483	8,517	35,329	29,876

Provision for losses on loans and leases	878	823	1,679	1,994

Net interest income after provision for losses on loans and leases	7,605	7,694	33,650	27,882

Noninterest income:
Fees on deposits	1,388	1,331	5,761	5,389
Loan servicing income	593	575	2,301	2,211
Gain on sale of loans, net	827	242	1,906	1,197
Trust income	143	239	676	966
Gain on sale of securities, net	392	3	904	3

Total other-than-temporary impairment losses	(653)	—	(3,811)	—
Portion of loss recognized in other comprehensive income	609	—	3,406	—
Net impairment losses recognized in earnings	(44)	—	(405)	—

Other	321	355	1,459	1,567
	3,620	2,745	12,602	11,333

Noninterest expense:
Compensation and employee benefits	4,761	5,398	20,942	19,616
Occupancy and equipment	958	973	3,981	3,832
FDIC insurance	841	22	1,376	92
Foreclosed real estate and other properties, net	73	68	292	181
Other	1,946	1,739	7,975	6,885
	8,579	8,200	34,566	30,606

Income before income taxes	2,646	2,239	11,686	8,609
Income tax expense	822	617	3,870	2,766
Net income	1,824	1,622	7,816	5,843
Preferred stock dividend and accretion	976	—	1,316	—
Net income available to common shareholders	$848	$1,622	$6,500	$5,843

Basic earnings per common share:	$0.21	$0.41	$1.62	$1.47
Diluted earnings per common share:	$0.21	$0.40	$1.61	$1.45
Basic weighted average shares:	4,025,982	3,950,317	4,006,820	3,969,988
Diluted weighted average shares:	4,035,446	4,017,014	4,026,937	4,023,474
Outstanding shares (end of period):	4,025,982	3,951,992	4,025,982	3,951,992

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	6/30/2009	6/30/2008

Balance Sheet Data
Total assets	$1,177,885	$1,103,494
Cash and cash equivalents	18,511	21,170
Securities available for sale	224,667	225,004
Loans and leases receivable, net	842,812	777,777
Loans held for sale	14,881	8,796
In-Market Deposits	816,835	756,982
Out-of-Market Deposits	21,033	27,255
Advances from Federal Home Loan Bank and other borrowings	207,369	198,454
Subordinated debentures payable to trusts	33,337	27,837
Stockholders’ equity	69,764	64,203

Stockholder’s equity before OCI (1) to consolidated assets	6.22%	6.11%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	(0.06)	(0.19)
Net unrealized losses on defined benefit plan	(0.16)	(0.08)
Net unrealized losses on derivatives and hedging activities	(0.05)	(0.01)
Goodwill to consolidated assets	(0.42)	(0.45)
Tangible capital to consolidated assets	5.53%	5.39%

Book value per common share (2)	$17.33	$16.25

Tier I (core) capital (3)	8.45%	7.78%
Risk-based capital (3)	11.06%	10.83%

Number of full-service offices	33	33

(1)  Accumulated other comprehensive income (loss)

(2)  Common equity divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	June 30, 2009		June 30, 2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

One-to four-family (1)	$84,849	9.97%	$99,989	12.76%
Commercial business and real estate (2) (3)	322,416	37.87%	303,415	38.72%
Multi-family real estate	48,342	5.68%	45,093	5.75%
Equipment finance leases	16,010	1.88%	19,288	2.46%
Consumer direct (4)	116,777	13.72%	105,719	13.49%
Consumer indirect (5)	21,394	2.51%	44,294	5.65%
Agricultural	231,315	27.17%	160,267	20.45%
Construction and development	10,179	1.20%	5,645	0.72%
Total Loans and Leases Receivable (6)	$851,282	100.00%	$783,710	100.00%

(1) Excludes $8,888 and $7,958 loans held for sale at June 30, 2009 and June 30, 2008, respectively.

(2) Includes $2,810 and $3,012 tax exempt leases at June 30, 2009 and June 30, 2008, respectively.

(3) Excludes $0 and $223 commercial loans held for sale at June 30, 2009 and June 30, 2008, respectively.

(4) Excludes $5,993 and $614 student loans held for sale at June 30, 2009 and June 30, 2008, respectively.

(5) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(6) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	June 30, 2009		June 30, 2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Noninterest bearing checking accounts	$94,067	11.23%	$90,598	11.55%
Interest bearing checking accounts	94,846	11.32%	90,125	11.49%
Money market accounts	145,214	17.33%	171,689	21.89%
Savings accounts	81,417	9.72%	78,575	10.02%
In-market certificates of deposit	401,291	47.89%	325,995	41.57%
Out-of-market certificates of deposit	21,033	2.51%	27,255	3.48%
Total Deposits	$837,868	100.00%	$784,237	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Twelve Months Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Balance, beginning	$8,140	$5,570	$5,933	$5,872
Provision charged to income	878	823	1,679	1,994
Charge-offs	(587)	(545)	(1,569)	(2,245)
Recoveries	39	85	2,427	312
Balance, ending	$8,470	$5,933	$8,470	$5,933

	6/30/2009	6/30/2008

Asset Quality
Nonaccruing loans and leases	$9,381	$2,324
Accruing loans and leases delinquent more than 90 days	2,092	781
Foreclosed assets	1,085	643
Total nonperforming assets	$12,558	$3,748

FAS Statement No. 5 Allowance for loan and lease losses	$8,185	$5,803
FAS Statement No. 114 Impaired loan valuation allowance	285	130
Total allowance for loans and lease losses	$8,470	$5,933

Ratio of nonperforming assets to total assets at end of period (1)	1.07%	0.34%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	1.32%	0.39%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	0.98%	0.75%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	73.83%	191.08%

(1)	Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2)	Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Twelve Months Ended
	06/30/2009		06/30/2008
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$829,486	5.96%	$775,558	6.96%
Investment securities (2) (3)	253,569	4.43%	185,163	4.97%
Total interest-earning assets	1,083,055	5.60%	960,721	6.58%
Noninterest-earning assets	67,537		70,371
Total assets	$1,150,592		$1,031,092

Interest-bearing liabilities:
Deposits:
Checking and money market	$231,362	0.85%	$268,264	2.60%
Savings	71,004	0.76%	56,005	2.06%
Certificates of deposit	392,775	3.36%	355,401	4.66%
Total interest-bearing deposits	695,141	2.26%	679,670	3.63%
FHLB advances and other borrowings	231,783	3.38%	152,289	4.26%
Subordinated debentures payable to trusts (4)	28,260	6.51%	27,837	7.58%

Total interest-bearing liabilities	955,184	2.65%	859,796	3.87%
Noninterest-bearing deposits	76,838		79,313
Other liabilities	38,152		27,914
Total liabilities	1,070,174		967,023
Equity	80,418		64,069
Total liabilities and equity	$1,150,592		$1,031,092

Net interest spread		2.95%		2.71%
Net interest margin (5)		3.26%		3.11%
Net interest margin, TE (6)		3.32%		3.16%
Return on average assets (7)		0.68%		0.57%
Return on average equity (8)		9.72%		9.12%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Includes $125 expense in July 2007 for unamortized debt issuance costs.

(5)  Net interest margin is net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.